SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): February 23, 2000



                           Everest Medical Corporation
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-18900                                           41-1454928
(Commission File Number)                 (I.R.S. Employer Identification Number)


                            13755 First Avenue North
                        Minneapolis, Minnesota 55441-5444
               (Address of Principal Executive Offices) (Zip Code)


                                  612-473-6262
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

         On February 23, 2000, Everest Medical Corporation (the "Company") issued a press release announcing the signing of a definitive merger agreement with Gyrus Group, PLC, a public limited company incorporated and existing under the laws of England and Wales ("Gyrus"), pursuant to which Gyrus, through its direct subsidiary, would acquire all of the outstanding shares of Company Common Stock and Company Preferred Stock for $4.85 per share. The full text of the press release is set forth in Exhibit 99 attached hereto and is incorporated in this Report as if fully set forth herein.


Item 7.    Financial Statements and Exhibits.

         (a)      Financial statements:  None.

         (b)      Pro forma financial information:  None.

         (c)      Exhibits:

                  Exhibit 99.       Press release dated February 23, 2000.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 23, 2000

                                       EVEREST MEDICAL CORPORATION



                                       By   /s/ John L. Shannon
                                           John L. Shannon, President and
                                                Chief Executive Officer

EXHIBIT 99  Press release dated February 23, 2000

Contacts:         John L. Shannon Jr.
                  Thomas F. Murphy

Everest Medical Corporation

(612) 473-6262

For Immediate Release

February 23, 2000

EVEREST MEDICAL CORPORATION ANNOUNCES AGREEMENT TO MERGE WITH GYRUS GROUP PLC

Minneapolis, February 23 - Everest Medical Corporation (NASDAQ: EVMD) today announced that it has entered into a definitive agreement with Gyrus Group PLC through which the Company will be acquired by Gyrus in a cash merger. Gyrus Group PLC, a worldwide leader in RF surgical systems, is located in the United Kingdom.

Under the terms of the definitive merger agreement, which was unanimously approved by a special committee of the Board of Directors and the full Board of Directors of Everest Medical, Everest Medical will merge with a subsidiary of Gyrus Group in a transaction in which, if closed, Everest medical shareholders would receive cash consideration of $4.85 per share, valuing the Company on a fully diluted basis at approximately $51.6 million.

"We are extremely pleased to have reached a definitive merger agreement with Gyrus Group PLC," said John L. Shannon, Jr., president and chief executive officer of Everest Medical Corporation. "The overall value of the proposed merger represents a 150% premium over our stock price as of December 31, 1999, and a 32% premium over our closing stock price as of February 22, 2000. This valuation reflects favorably upon Everest Medical, representing the progress that we have made due to the extraordinary accomplishments of our talented employees."

"The benefits of this merger are quite compelling and profound," continued Mr. Shannon. "Gyrus and Everest Medical are both acknowledged leaders in RF surgical solutions for minimally invasive surgical markets. This merger represents an unusually strong fit with an outstanding potential for technology and distribution synergies, and virtually no overlap. Gyrus has been evaluating a number of opportunities to create a viable U.S. presence. The acquisition of Everest Medical meets this objective. Gyrus has indicated that it does not anticipate any significant changes in management, distribution, or in the nature or location of Everest Medical's operations. In particular, this is an outstanding opportunity for our employees and the Everest Medical distribution network to enhance our product portfolio with additional innovative, proprietary products for existing and new markets."

Consummation of the merger is subject to satisfaction of various conditions including, but not limited to, the procurement of the necessary funding by Gyrus, and Everest Medical shareholder approval. As an alternative to the merger, Gyrus may instead elect to make a tender offer to the shareholders of Everest Medical at the same $4.85 per share cash price proposed to be paid in the merger. This might permit the transaction to be completed on a more expedited basis, as Everest Medical shareholder approval would, in some circumstances, not be required. If Gyrus elects to pursue the tender offer, an additional announcement will be made.

Everest Medical is a leading developer, manufacturer and marketer of innovative RF surgical solutions for less invasive surgery markets. The Everest Medical web-site may be accessed at www.everestmedical com.